Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-265890, No. 333-239454, No. 333-205407, No. 333-196893, and No. 333-192408) and Form S-3 (No. 333-159594) of Village Bank and Trust Financial Corp. of our report dated March 22, 2024, relating to our audit of the consolidated financial statements of Village Bank and Trust Corp. appearing in the Annual Report on Form 10-K of Village Bank and Trust Financial Corp. for the year ended December 31, 2023.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 22, 2024